Exhibit 99.1

EXCO RESOURCES, INC. ANNOUNCES FORMATION OF SPECIAL COMMITTEE OF BOARD OF DIRECTORS

DALLAS, TX, November 4, 2010 – EXCO Resources, Inc. (the “Company”) (NYSE: XCO) announced today that its Board of Directors has formed a special committee consisting of Vincent J. Cebula and Mark F. Mulhern to, among other things, evaluate and determine the Company’s response to the proposal made on October 29, 2010 by Douglas H. Miller, the Company’s Chairman and Chief Executive Officer, to purchase all of the outstanding shares of stock of the Company for a cash purchase price of $20.50 per share.

The Special Committee has retained Kirkland & Ellis LLP and Jones Day as its legal counsel and is in the process of retaining financial advisors.

The Board of Directors cautions the Company’s shareholders and others considering trading in its securities that the Board of Directors has only recently received the proposal and no decisions have been made by the Board of Directors or the Special Committee with respect to the proposal. There can be no assurance that any definitive offer will be made or accepted, that any agreement will be executed or that any transaction will be consummated.

If the proposal is accepted by the Company, the acquiring person or entity and the Company will be required to make certain other filings regarding the proposed transaction with the Securities and Exchange Commission (“SEC”). Investors and security holders are urged to read all such filings regarding the proposed transaction, if and when the transaction proceeds and such filings are made, because they will contain important information. Free copies of any such filings (if and when they become available) and other documents filed by the Company with the SEC may be obtained at the SEC’s web-site at www.sec.gov. Information concerning any participants in any solicitation of the Company’s shareholders that is made in connection with the proposed transaction will be disclosed when available.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia and West Texas.

Additional information about EXCO Resources, Inc. may be obtained by contacting the Company’s President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, Texas 75251, telephone number (214) 368-2084.